Exhibit 10.24

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (this “Agreement”), is dated and effective as of March 30, 2007 (the “Effective Date”), by and between COTCO LUMINANT DEVICE LIMITED, a company formed under the laws of Hong Kong and having its principal place of business at 6/F, Photonics Centre, No. 2, Science Park East Avenue, Hong Kong Science Park, Hong Kong (“Seller”) and LIGHT ENGINE LTD., a company formed under the laws of Hong Kong and having its principal place of business at 6/F, Photonics Centre, No. 2, Science Park East Avenue, Hong Kong Science Park, Hong Kong (“Buyer”).

RECITALS:

A.	Seller is engaged in the business, among others, of manufacturing and selling light emitting diode (LED) lamps and is willing to supply LED lamps manufactured by or for Seller to Buyer as provided more fully herein.

B.	Buyer is engaged in the business, among others, of manufacturing LED “intelligent modules” or “light engines” and desires to purchase LED lamp products from Seller as provided more fully herein.

C.	The parties have agreed on certain terms and conditions pursuant to which Seller will sell such LED lamp products to Buyer and desire to memorialize such terms and conditions in this Agreement; and

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

1.	DEFINITIONS

1.1	For purposes of this Agreement, the terms defined in this Section 1.1 shall have the meanings specified, and such definitions shall apply to both singular and plural forms:

(a)	“Affiliates” of a designated corporation, company or other entity means all entities that control, are controlled by, or are under common control with the named entity, whether directly or through one or more intermediaries. For purposes of this definition “controlled” and “control” mean ownership of securities representing fifty percent (50%) or more of the voting capital stock or other interest having voting rights with respect to the election of the board of directors or similar governing authority.

(b)	“Products” means LED lamps that Seller sells to Buyer from time to time.

1.2	For purposes of this Agreement, “person” shall be construed broadly to mean any individual, corporation, partnership or other legal entity; “third party” shall mean any person other than Buyer or Seller or any of their respective Affiliates; the terms “fiscal month,” “fiscal quarter” and “fiscal year” shall refer to the respective accounting periods used by Seller; and, unless otherwise indicated, the term “month” shall refer to calendar month.

2.	PRODUCT SUPPLY

2.1	Supply and Purchase Commitments.

(a)	Any Products that Seller sells to Buyer during the Term (as defined in Section 4.1) shall be subject to the terms and conditions hereinafter set forth.

(b)	Each purchase order submitted by Buyer under this Agreement and accepted by Seller shall constitute an individual sales contract (each a “Sales Agreement “) governed by the terms and conditions set forth in this Agreement including the Sales Terms and Conditions attached as Exhibit A.

(c)	Beginning on the Effective Date, Buyer will, or will cause its subsidiaries to, purchase each quarter from Seller Products in at least the same quarterly volumes that Seller sold Products to COTCO Holdings Limited and its subsidiaries during the fiscal quarter ended December 31, 2006. Beginning September 24, 2007 and continuing each fiscal quarter thereafter, Buyer will, or will cause its subsidiaries to, use commercially reasonable efforts to increase the volume of quarterly purchases of Products from Seller by ten percent (10%) or more per fiscal quarter, subject to Buyer’s finance and business conditions and the relevant market and industry conditions.

(d)	If Buyer or its subsidiaries intend to source LED products in excess of the amounts required under Section 2.1(c), Buyer will provide Seller with a right of first refusal to supply such LED products pursuant to the terms of this Agreement so long as Seller LED products meet Buyer’s reasonable requirements.

2.2	Price.

(a)	Subject to the provisions of Section 2.1(e), the purchase price to Buyer for Products under each Sales Agreement will be consistent with past pricing practices for sales between Seller and Buyer for Products having equivalent specifications, in similar quantities, over a similar period, determined as of the date of Buyer’s purchase order, and pricing shall be determined based on the applicable Seller quote in effect on the date of Buyer’s purchase order.

(b)	The prices charged Buyer for any Product will in no event be greater than Sellers’ most favorable end customer pricing for purchases of Products having equivalent specifications, in similar quantities, over a similar period and on similar terms and conditions, determined as of the date of Buyer’s purchase order.

(c)	Purchase prices under this Agreement do not include transportation or insurance costs, or any sales, use, excise or other taxes, duties, fees or assessments imposed by any jurisdiction.

2.3	Payment Terms.

Payment for all Products purchased hereunder will be made in U.S. dollars by wire transfer to an account designated in writing by Seller, without reduction for any offsets or charges.

3.	PRODUCT FORECASTS; PURCHASE ORDERS

3.1	Product Forecasts. During the first week of each month during the Term, Buyer will issue by facsimile to Seller a thirteen (13) week forecast of its Product requirements (the “Product Forecast”). The quantities and types of Products indicated in each Product Forecast represent the number of units of each Product that Buyer requests to be delivered to Buyer during the stated week. The quantities and types of Products forecasted to be delivered within six (6) weeks or less from the date of receipt of each Product Forecast shall be firm and may not be modified by Buyer. The rest of the Product Forecast is non-binding and for planning purposes only.

3.2

Purchase Order and Order Acknowledgement. On Monday every week, Buyer will include a purchase order for Products to be purchased in the new sixth (6th) week of the Product Forecast. Seller will respond to Buyer by email by the end of Thursday in the same week enclosing an order acknowledgement confirming Product prices and Buyer’s requested delivery date(s) for the quantities ordered or proposing alternative delivery date(s). Seller will use all commercially reasonable efforts to meet Buyer’s requested delivery dates.

3.3	Terms and Conditions. The terms and conditions of this Agreement and the Sales Agreement(s) shall govern the purchase of Products under this Agreement notwithstanding any contrary or additional provisions in any Product Forecast, purchase order, order acknowledgment or other similar document issued by either party, which contrary or additional provisions are hereby rejected.

3.4	Notice of Major Changes. Seller shall give Buyer advance written notice of major changes to the Products no later than when it provides such notice to other customers. Additionally, consistent with past practices between Seller and Buyer, Seller and Buyer shall negotiate in good faith a smooth transition plan relating to the affected Products.

4.	TERM AND TERMINATION

4.1	Term.

(a)	Unless sooner terminated or extended in accordance with the provisions of this Agreement, the term of this Agreement (the “Term”) shall be for the period commencing on the Effective Date and ending on June 28, 2009.

(b)	The Term may be extended further upon written mutual agreement of the parties.

4.2	Termination upon Default or Insolvency.

Either party may terminate this Agreement, and all Sales Agreement(s) not yet fully performed, by giving written notice of termination to the other:

(a)	if the other party commits a material breach of its obligations under this Agreement, a Sales Agreement, or any other agreement between the parties and does not cure such breach within thirty (30) days, after receipt of written notice of the breach from the non-breaching party; or

(b)	if the other party becomes insolvent, or any voluntary or involuntary petition for bankruptcy or for reorganization is filed by or against the other party, or a receiver is appointed with respect to all or any substantial portion of the assets of the other party, or a liquidation proceeding is commenced by or against the other party; provided that, in the case of any involuntary petition or proceeding filed or commenced against a party, the same is not dismissed within sixty (60) days.

4.3	Effect of Termination.

Nothing in this Article 4 shall affect, be construed or operate as a waiver of any right of the party aggrieved by any breach of this Agreement, a Sales Agreement or any other agreement between the parties to recover any loss or damage incurred as a result of such breach, either before or after the termination hereof, subject, however, to the limitations expressly set forth in other provisions of this Agreement or the applicable other agreement.

5.	CONFIDENTIALITY OF TERMS

Buyer and Seller each agree that the terms of this Agreement shall be held in confidence; provided, however, that either party may make such public disclosures as in the opinion of counsel for such party are required by applicable laws (in which case the party required to make such disclosure shall inform the other party of the circumstances of the required disclosure as far in advance of the disclosure as practicable), and either party may disclose the terms of this Agreement in connection with any dispute resolution as provided in Section 7.3 below or to its legal, accounting or financial advisors in the ordinary course its business.

6.	LIMITATION OF LIABILITY

Neither party shall be liable for any consequential, special, incidental, indirect or punitive damages (including, without limitation, loss of revenue, profit or business) relating to or arising out of this Agreement or any breach thereof, even if such party has been advised of, or has foreseen (or could have foreseen), the possibility of such damages.

7.	GENERAL

7.1	Notices.

All notices under this Agreement shall be in writing and sent by reputable global courier service, or by facsimile or electronic message (with a confirmation copy concurrently dispatched by prepaid airmail post or courier service), to the addresses of the respective parties as set forth below their signatures hereto or to such other address as a party may hereafter specify by written notice so given. Notices shall be effective upon receipt at the location of the specified address.

7.2	Assignment.

Except as expressly provided for in this Agreement, neither this Agreement nor any rights or obligations hereunder shall be assignable by either party without the prior written consent of the other party, which it may withhold in its sole discretion, and any purported assignment without such consent shall constitute a material breach of this Agreement and be void. Notwithstanding the foregoing, either party may assign this Agreement without such consent to any Affiliate of such party, by operation of law, or to a buyer of all or substantially all of such party’s assets used in its business to which this Agreement relates. It shall be a condition of any permitted assignment that the assignee shall assume all obligations of its assignor under this Agreement.

7.3	Governing Law; Dispute Resolution.

This Agreement and all Sales Agreements entered into in connection herewith shall be governed by and construed in accordance with the laws of Hong Kong (without regard to any conflict of laws provisions). The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any such Sales Agreements.

7.4	Arbitration.

Any dispute or controversy arising from or relating to this Agreement or the enforcement of any provision of this Agreement will be arbitrated pursuant to this Section, unless the parties agree otherwise in writing. The arbitration will be conducted in Hong Kong before a single arbitrator experienced in the semiconductor industry who is jointly selected and mutually approved by the parties or, if the parties are unable to agree on the selection of the arbitrator within fifteen (15) days, who is appointed by the International Chamber of Commerce (the “ICC”). The arbitration will be conducted in accordance with the ICC’s rules of arbitration. The arbitrator will apply the laws of Hong Kong to decide the dispute. The arbitration proceedings will be conducted in English. The arbitrator will render a written decision within fifteen (15) days after the initial arbitration hearing, which will be held within fifteen (15) days after the selection of the arbitrator. If the arbitrator fails to render a decision within this fifteen (15) day period as required, the parties will select a new arbitrator and repeat the above process. The results of the arbitration procedure will be considered Confidential Information of the parties. Any arbitration decision rendered will be final and binding, and judgment thereon may be entered in any court of competent jurisdiction and any party may apply to such court for the recognition and enforcement of such award as the law of such jurisdiction may allow. Each party agrees that any judgment upon an arbitral award rendered against it under this Agreement may be executed against its assets in any jurisdiction.

The parties shall have the right to seek interim injunctive relief or other interim relief from a court of competent jurisdiction, both before and after the arbitral tribunal has been appointed, at any time up until the arbitral tribunal has made its final award.

In the event that any arbitration or judicial proceeding is brought to enforce this Agreement, the prevailing party will be entitled to receive its attorneys’ fees, all court and arbitration costs and other collection expenses, in addition to any other relief it may receive.

7.5	Entire Agreement; Amendments; Waiver.

This Agreement, including the exhibits hereto, sets forth the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all previous agreements and understandings between the parties, whether oral or written, relating to such subject matter. This Agreement may not be amended except in a writing signed by the authorized representatives of both parties. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the party sought to be charged therewith. The failure of either party to enforce any provision of this Agreement shall not constitute or be construed as a waiver of such provision or of the right to enforce it at a later time.

[Signatures Page Follows]

IN WITNESS WHEREOF, the parties, through their respective duly authorized officers, have executed this Supply Agreement to be effective as of the Effective Date set out in the preamble hereto.

COTCO LUMINANT DEVICE LIMITED		LIGHT ENGINE LTD.

By:	/s/ Richard Y.T. Sy	By:	/s/ Ivor Lee

Name:	Richard Y. T. Sy	Name:	Ivor Lee
Title:	Managing Director	Title:	Executive Director
Date:	30 March 2007	Date:	30 March 2007

Address for Notices Seller:	Address for Notices Buyer:

Richard Y.T. Sy COTCO Luminant Device Limited 6/F, Photonics Centre, No. 2 Science Park East Avenue Hong Kong Science Park, Hong Kong Phone: 852-2424-8228 Fax: 852-2422-2737 Email: richardsy@cotco.com	Ivor Lee Light Engine Ltd. 6/F, Photonics Centre, No. 2, Science Park East Avenue Hong Kong Science Park, Hong Kong Phone: 852-2494-1507 Fax: 852-2943-1702 Email: ivorl@cotco.com

With a copy to:

Cree:

Adam Broome, General Counsel

Cree, Inc.

4600 Silicon Drive

Durham, NC 27703 USA

Phone (919) 313-5339

Fax (919) 313-5456

Email: Adam_Broome@Cree.com

[Signature Page to the LED Lamp Product Supply Agreement]

EXHIBIT A

COTCO LUMINANT DEVICE LIMITED

SALES TERMS AND CONDITIONS

Unless otherwise agreed in writing by an authorized representative of Seller, these Sales Terms and Conditions shall apply to any and all orders placed by Buyer for Products without regard to whether Seller has issued a new quote with respect to such order. In these Sales Terms and Conditions, Cotco Luminant Device Limited is referred to as “Seller” and the party to whom Seller’s quotation is addressed is referred to as “Buyer.”

1. ACCEPTANCE OF ORDERS. Seller’s acceptance of all orders and all offers and sales by Seller are subject to and expressly conditioned upon Buyer’s assent to the terms and conditions of this Agreement, and Buyer’s acceptance of any offer by Seller must be made on such terms and conditions exactly as offered by Seller. Any of Buyer’s terms and conditions which are different from or in addition to those contained in this Agreement are objected to by Seller and shall be of no effect unless specifically agreed to in writing by Seller. Commencement of performance or shipment shall not be construed as acceptance of any of Buyer’s terms and conditions which are different from or in addition to those contained herein. If a contract is not earlier formed by mutual agreement in writing, acceptance by Buyer of products or services furnished by Seller pursuant hereto shall be deemed assent to all of the terms and conditions of this Agreement.

2. PRICES. The prices stated in this Agreement do not include transportation, insurance or any sales, use, excise or other taxes, duties, fees or assessments imposed by any jurisdiction. All applicable taxes, other than taxes based on Seller’s income, will be paid by Buyer, unless Buyer provides Seller with appropriate tax exemption certificates. Any taxes at any time paid by Seller which are to be paid by Buyer hereunder shall be invoiced to Buyer and reimbursed to Seller, provided that Seller presents sufficient proof of such payment. All prices and other terms are subject to correction for typographical or clerical errors.

3. TERMS OF PAYMENT. Each shipment shall be considered a separate and independent transaction and payment for each shipment shall be due accordingly.

Seller will issue invoices for Products upon shipment and payment shall be due in full within sixty (60) days after monthly shipment (“AMS”).

Amounts not paid when due shall be subject to interest at the rate of one percent (1%) per month or, if less, the maximum rate permitted by law.

4. DELIVERY, TITLE AND RISK OF LOSS. Products shall be shipped EXW Manufacturer’s manufacturing facilities or inventory hub (Incoterms 2000) to any location designated by Buyer (subject to Section 12) and shall be deemed delivered to Buyer when delivered to the transportation company at the shipping point. Unless otherwise agreed in writing by Seller, all transportation charges and expenses shall be paid by Buyer, including the cost of any insurance against loss or damage in transit which Seller may obtain. All Products will be shipped in accordance with Buyer’s packing and shipment specifications set forth in the applicable purchase order. All Products must be inspected upon receipt and claims filed by Buyer with the transportation company when there is evidence of shipping damage, either concealed or external.

Title and risk of loss and/or damage to Products shall pass to Buyer upon delivery of the Products to the transportation company at the shipping point.

5. FORCE MAJEURE. Neither party shall be liable for any delay in delivery or failure to perform due to strike, lockout, riot, war, fire, act of God, accident, or curtailment of or failure to obtain sufficient electrical or other energy supplies, or other causes beyond such party’s reasonable control, provided that such party uses reasonable efforts, under the circumstances, to notify the other party of the circumstances causing the delay and to resume performance as soon as possible. If the force majeure event lasts for more than sixty (60) days, the other party may terminate this Agreement without further liability for the unperformed part of this Agreement.

6. ACCEPTANCE. All Products delivered hereunder shall be subject to Buyer’s inspection, testing, and acceptance within twenty (20) days of delivery thereof. Products rejected by Buyer as not conforming to this Agreement may be returned to Seller at Seller’s risk and expense.

7. PATENTS AND OTHER INTELLECTUAL PROPERTY RIGHTS. The sale of Products hereunder does not convey any express or implied license under any patent, copyright, trademark or other proprietary rights owned or controlled by Seller, whether relating to the products sold or any manufacturing process or other matter. All rights under any such patent, copyright, trademark or other proprietary rights are expressly reserved by Seller. Seller will defend any suit or proceeding brought against Buyer insofar as such suit or proceeding is based on a claim that the design or manufacture of Products furnished hereunder which were manufactured solely to Seller’s designs and specifications infringe any patent, provided Seller is promptly notified in writing of such suit or proceeding and is given full authority, information and assistance by Buyer for such defense. Seller will pay all damages and costs based on such claim of infringement which are finally awarded against Buyer in any such suit or proceeding or paid by way of settlement, but Seller shall have no liability whatsoever with respect to any settlement made by the Buyer without Seller’s prior written consent, which consent may not be unreasonably withheld. If such products are held to infringe any patent and their use or sale is enjoined, or if in the opinion of Seller such products are likely to become the subject of such a claim of infringement, Seller may, in its sole discretion and at its own expense, either procure a license which will protect Buyer against such claim without cost to Buyer, replace such products with non-infringing products, or require return of such products and refund an equitable portion of the price paid by Buyer to Seller for such products.

The foregoing states Seller’s sole liability for any claim based upon or related to any alleged infringement of any patent or other intellectual property rights. Seller shall have no liability for any claim of infringement that is based on a combination of products furnished under this Agreement with products, equipment or materials not furnished hereunder, or based upon any items made with the products furnished under this Agreement.

8. LIMITED WARRANTY. Seller warrants that its Products furnished under this Agreement will conform to and perform in accordance with Seller’s published specifications for such Products as in effect on the date of shipment (within the deviations specified therein) for a period of ninety (90) days from the date of shipment. Seller’s liability and Buyer’s sole remedy under this warranty is limited to repair or replacement of items determined by Seller to be defective or, at Seller’s sole option, refund of the purchase price paid Seller for such items. Seller shall have no liability under this warranty unless Seller is notified in writing promptly upon Buyer’s discovery of the defect and the defective items are returned to Seller, freight prepaid, and received by Seller not later than ten (10) days after expiration of the warranty period.

This warranty shall not apply to any defect or failure to perform resulting from misapplication, improper installation, improper operation, abuse or contamination, whether internal or external, and Seller shall have no liability of any kind for failure of any equipment or other items in which the products are incorporated. This warranty shall not apply to products manufactured by Seller to Buyer’s designs or specifications, and no warranty is given as to such products.

Seller warrants to Buyer that services provided hereunder will be performed in a reasonable, workmanlike manner. Seller will have no liability under this warranty unless Seller is given written notice of the claimed breach and a description thereof within ninety (90) days after the service is rendered. Seller’s entire liability and Buyer’s sole remedy under this warranty shall be limited to the provision of such remedial or replacement services as Seller reasonably determines necessary to correct the breach.

THE FOREGOING WARRANTY PROVISIONS ARE EXCLUSIVE AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Remedies of Buyer for any breach of warranty are limited to those provided herein to the exclusion of all other remedies, including, without limitation, incidental or consequential damages. No warranty or agreement varying or extending the foregoing warranty and limitation of remedy provisions is authorized by Seller and may not be relied upon unless in writing and signed by the President or a Vice President of Seller. No representation or affirmation of Seller, whether by words or action, shall be construed as a warranty. If any model or sample was shown to Buyer, such model or sample was used merely to illustrate the general type and quality of the products and not to represent that the products would necessarily conform to the model or sample.

10. LIMITATION OF LIABILITY AND CLAIMS. SELLER’S AGGREGATE LIABILITY IN DAMAGES OR OTHERWISE UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED THE TOTAL AMOUNT IF ANY, RECEIVED BY SELLER

HEREUNDER. BUYER’S AGGREGATE LIABILITY IN DAMAGES OR OTHERWISE UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED THE TOTAL AMOUNT, IF ANY, OWED HEREUNDER. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL LOSS OR DAMAGES OF ANY KIND ARISING UNDER OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, OR ANY PUNITIVE, EXEMPLARY OR OTHER DAMAGES.

11. ATTORNEY’S FEES. In the event that any arbitration or judicial proceeding is brought to enforce this Agreement, the prevailing party will be entitled to receive its attorneys’ fees, court costs and other collection expenses, in addition to any other relief it may receive.

12. EXPORT CONTROL. Seller’s export of the products, and any technical information related thereto, may be subject to United States and/or other national or international (e.g., UN) laws and regulations controlling the export and re-export of technical data and products, or limiting the export of certain products to specified countries (e.g., embargo regulations). Seller shall not be obligated under these Sales Terms and Conditions to export, transfer or deliver any products or related technical information to Buyer if prohibited by applicable law or until all necessary governmental authorizations have been obtained. Seller shall comply fully with all export administration and control laws and regulations of the U.S. government as may be applicable to the sale of Products to Buyer. Buyer shall comply fully with all export administration and control laws and regulations of the U.S. government as may be applicable to the export or sale or other disposition of any Products purchased by Buyer.

13. PRODUCT SAFETY. Buyer shall comply fully with all industry safety standards applicable to the manufacture, distribution or sale of Products and items incorporating the Products, including but not limited to International Standard IEC 60825-1, as amended, published by the International Electrotechnical Commission, including all marking, labeling, and supplemental user and service information (if any) required by the Standard. Seller shall comply fully with all industry safety standards applicable to the manufacture, distribution or sale of Products including but not limited to International Standard IEC 60825-1, as amended, published by the International Electrotechnical Commission, including all marking, labeling, and supplemental user and service information (if any) required by the Standard. Buyer and Seller shall comply fully with all applicable safety-related laws, rules and regulations of any governmental body having jurisdiction to regulate the manufacture, distribution or sale of Products and items incorporating the Products.

14. GENERAL. If the products purchased from Seller are to be used in the performance of a government contract or subcontract, no government requirements or regulations shall be binding upon Seller unless specifically agreed to by Seller in writing. No modification, amendment, rescission, waiver or other change in this Agreement shall be binding on Seller unless agreed to in writing by Seller’s authorized representative. The invalidity or unenforceability, in whole or in part, of any provision herein shall not affect the validity or enforceability of any other provision herein. Failure or delay on the part of either party to exercise any right, power, privilege or remedy herein shall not constitute a waiver thereof. The section headings contained herein are for convenience of reference only and are not to be used in the construction or interpretation of this Agreement.